                                  UABL LIMITED

                       CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000

                                  UABL LIMITED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000

                                    CONTENTS


Report of independent public accountants....................
Financial statements........................................
  Consolidated balance sheets as of December 31, 2001 and
     2000...................................................
  Consolidated statements of income (loss) for the year
     ended December 31, 2001 and for the period of October
     24 (Inception date) to December 31, 2000...............
  Statements of changes in stockholders' equity for the year ended December 31, 2001 and for the period of October
     24 (Inception date) to December 31, 2000...............
  Consolidated statements of cash flows for the year ended
     December 31, 2001 and for the period of October 24
     (Inception date) to December 31, 2000..................
  Notes to consolidated financial statements for the year
     ended December 31, 2001 and for the period of October
     24 (Inception date) to December 31, 2000...............

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
UABL LIMITED:

     We have audited the accompanying consolidated balance sheets of UABL LIMITED and its subsidiaries, a company incorporated under Bahamas legislation (the Company), as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), changes in stockholders' equity and cash flows for the year ended December 31, 2001 and for the period of October 24 (Inception date) to December 31, 2000. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing generally accepted standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UABL LIMITED as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and for the period of October 24 (Inception date) to December 31, 2000, in accordance with generally accepted accounting principles in the United States.

                                               PISTRELLI, DIAZ Y ASOCIADOS
                                                    Member of Andersen

                                                      MARIANA FILAS
                                                         Partner

Buenos Aires, Argentina
March 26, 2002

                                  UABL LIMITED

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000

                                                                2001        2000
                                                              ---------   --------
                                                              (STATED IN THOUSANDS
                                                                OF U.S. DOLLARS)
                                      ASSETS
Current Assets
  Cash and cash equivalents.................................       106      1,896
  Investments (note 2.d)....................................        --        607
  Accounts receivable, net (note 2.e).......................     3,691      4,203
  Due from affiliates (note 7.).............................    17,295      2,001
  Inventories (note 2.g)....................................     1,465      1,561
  Prepaid expenses (note 2.h)...............................     1,772        615
  Other receivables (note 2.f)..............................     2,631      1,621
                                                               -------     ------
          Total current assets..............................    26,960     12,504
                                                               -------     ------
Noncurrent Assets
  Other receivables (note 2.f)..............................        --      2,270
  Investment in affiliates (note 2.j).......................     3,809      1,431
  Property and equipment, net (notes 2.i and 3.)............    77,883     64,048
                                                               -------     ------
          Total noncurrent assets...........................    81,692     67,749
                                                               -------     ------
          Total assets......................................   108,652     80,253
                                                               =======     ======
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued expenses (note 2.k)..........     3,040      5,371
  Due to affiliates (note 7.)...............................    28,449      2,737
  Other payables (note 2.l).................................       809      1,339
  Financial payables........................................     1,366         --
                                                               -------     ------
          Total current liabilities.........................    33,664      9,447
Noncurrent Liabilities -- Financial payables................     8,464         --
                                                               -------     ------
          Total Liabilities.................................    42,128      9,447
                                                               -------     ------
Commitments and Contingencies (note 5)......................        --         --
                                                               -------     ------
Stockholders' Equity
  Common stock, $1 par value, 10,000 shares authorized and
     issued (note 4.).......................................        10         10
  Paid-in capital...........................................    77,514     74,395
  Retained earnings.........................................   (11,000)    (3,599)
                                                               -------     ------
          Total stockholders' equity........................    66,524     70,806
                                                               -------     ------
          Total liabilities, minority interests and
           stockholders' equity.............................   108,652     80,253
                                                               =======     ======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  UABL LIMITED

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000

                                                                 2001        2000
                                                              (365 DAYS)   (69 DAYS)
                                                              ----------   ---------
                                                               (STATED IN THOUSANDS
                                                                 OF U.S. DOLLARS,
                                                              EXCEPT PER SHARE DATA)
Revenue
  Freight revenues..........................................     35,933       3,993
  Freight revenues from related parties (note 7.)...........      4,027         640
  Management fee from related parties (note 7.).............     15,055       1,947
  Other services............................................      1,566          --
                                                               --------     -------
          Total revenue (Note 8)............................     56,581       6,580
                                                               --------     -------
Operating Expenses
  Voyage expenses...........................................    (14,078)     (3,000)
  Voyage expenses from related parties (note 7.)............    (25,625)     (2,944)
  Running costs.............................................    (11,932)     (2,723)
  Depreciation of property and equipment....................     (3,259)       (688)
  Administrative expenses...................................     (5,219)       (643)
                                                               --------     -------
          Total operating expenses..........................    (60,113)     (9,998)
                                                               --------     -------
  Operating loss............................................     (3,532)     (3,418)
Other Income (Expenses)
  Investment in affiliates..................................        (83)        (86)
  Financial expense.........................................       (282)         --
  Exchange gains............................................        513          --
                                                               --------     -------
          Total other income................................        148         (86)
                                                               --------     -------
  Loss before income tax of the year........................     (3,384)     (3,504)
     Income tax of the year (note 6.).......................       (725)        (95)
     Settlement of tax contingency (note 5.)................     (3,292)         --
                                                               --------     -------
  Loss for the year.........................................     (7,401)     (3,599)
                                                               ========     =======
     Basic loss per share...................................   $ (740.1)    $(359.9)
                                                               ========     =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  UABL LIMITED

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000

                                                           COMMON   PAID-IN   RETAINED
BALANCE                                                    STOCK    CAPITAL   EARNINGS   TOTAL
-------                                                    ------   -------   --------   ------
                                                           (STATED IN THOUSANDS OF US DOLLARS)
October 24, 2000.........................................    10     74,395         --    74,405
Net loss for the period (69 days)........................    --         --     (3,599)   (3,599)
                                                             --     ------    -------    ------
December 31, 2000........................................    10     74,395     (3,599)   70,806
Additional paid-in capital (note 5.).....................    --      3,119         --     3,119
Net loss for the year (365 days).........................    --         --     (7,401)   (7,401)
                                                             --     ------    -------    ------
December 31, 2001........................................    10     77,514    (11,000)   66,524
                                                             ==     ======    =======    ======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  UABL LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000

                                                                 2001        2000
                                                              (365 DAYS)   (69 DAYS)
                                                              ----------   ---------
                                                               (STATED IN THOUSANDS
                                                                 OF U.S. DOLLARS)
Cash Flows from Operating Activities
  Net loss for the year.....................................    (7,401)     (3,599)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation of property and equipment.................     3,259         688
     Loss from investment in affiliates.....................        83          86
     Income from sales of property and equipment............        (2)         --
  Changes in assets and liabilities, net:
     (Increase) decrease in assets:
       Accounts receivable..................................     2,029      (3,150)
       Due from affiliates..................................   (16,811)       (484)
       Inventories..........................................        96      (1,561)
       Prepaid expenses.....................................    (1,157)       (615)
       Other receivables....................................     1,260       2,349
     Increase (decrease) in liabilities:
       Accounts payable and accrued expenses................    (4,055)      4,365
       Due to affiliates....................................    27,436       1,013
       Other payables.......................................      (530)        (95)
                                                               -------      ------
          Net cash provided by (used in) operating
           activities.......................................     4,207      (1,003)
                                                               -------      ------
Cash Flows from Investing Activities
  Sales of property and equipment...........................        53          --
  Current investments.......................................       607        (607)
  Purchase of property and equipment........................   (17,145)         --
  Investment in affiliate...................................    (2,461)         --
                                                               -------      ------
          Net cash used in investing activities.............   (18,946)       (607)
                                                               -------      ------
Cash Flows from Financing Activities
  Increase in long term financial payables..................     9,830          --
  Partner capital investment................................     3,119          --
                                                               -------      ------
          Net cash provided by financing activities.........    12,949          --
                                                               -------      ------
          Net decrease in cash and cash equivalents.........    (1,790)     (1,610)
          Cash and cash equivalents at beginning of year....     1,896       3,506
                                                               -------      ------
          Cash and cash equivalents at end of year..........       106       1,896
                                                               =======      ======
Supplemental cash flow information:
Interest paid...............................................        57           1
Income taxes paid...........................................       569          82

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  UABL LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
       FOR THE PERIOD OF OCTOBER 24 (INCEPTION DATE) TO DECEMBER 31, 2000
       (STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT OTHERWISE INDICATED)

1.  CORPORATE ORGANIZATION AND NATURE OF OPERATIONS

     ACBL Hidrovias Ltd. ("ACBLH"), a subsidiary of American Commercial Lines LLC ("ACL"), and UP River (Holdings) Ltd. ("UP"), a Bahamian corporation and wholly owned subsidiary of Ultrapetrol (Bahamas) Limited ("Ultrapetrol"), individually and through their subsidiaries, own certain vessels, land based assets, permits and contracts of affreightment, which they use to operate a river transportation business on the Parana, Paraguay and Uruguay Rivers in Argentina, Bolivia, Brazil, Paraguay and Uruguay.

     The respective Boards of Directors of ACBLH and UP decided to combine businesses of ACBLH and UP into a new business entity, UABL Limited ("UABL" or "the Company"), and for that purpose, executed a Consolidation Agreement (the "Consolidation Agreement") on October 18, 2000 (the "Closing Date"). As a result of the business combination, the Company was organized and registered as a Bahamian Corporation on October 18, 2000. The Company has an authorized capital stock of 10,000 shares, with a par value of $1 per share. The company is owned equally by UP and ACBLH and its affiliates. These contributions were recorded at historical cost basis of the related entities or assets.

     On the Closing Date and in accordance with the Consolidation Agreement, UABL S.A. ("UABL SA"; formerly ACBL Hidrovias S.A.), under Argentinean legislation, and UP River Ltd. ("UP River"), under Bahamian legislation, were contributed by ACBLH and UP to the Company respectively. Additionally, the parties contributed equipment, cash and certain time charter contracts involving certain vessels to the Company on the Closing Date.

     Lonehort S.A. ("Lonehort"), a ship management company serving the boats, barges and other marine equipment of the Company, was created in October 2000. The Company is its sole shareholder (100% interest).

     UP River has the following subsidiaries:

COMPANY                                                        ORIGIN     2001   2000
-------                                                      ----------   ----   ----
Thurston Shipping Inc. ("Thurston")........................  Panamanian   100%   100%
UABL International Ltd. ("UABL International"; formerly
  Sunrose Investment Ltd.).................................  Panamanian   100%   100%
Sernova S.A. ("Sernova")...................................  Argentinian  100%   100%
UABL Paraguay S.A. ("UABL Paraguay"; formerly Parpetrol
  S.A).....................................................  Paraguayan   100%   100%
Riverpar S.A. ("Riverpar").................................  Paraguayan   100%    --
Yataiti S.A. ("Yataiti")...................................  Paraguayan   100%    --
ACBL del Paraguay S.A. ("ACBL del Paraguay")...............  Paraguayan   100%    --

     Riverpar was organized in July 2001. Riverpar's shareholders are Thurston Shipping Inc. (2.5% interest) and UABL International (97.5% interest). Riverpar acquired eleven tanker barges from ACL for the purpose of attaining an increased penetration in the fuel transportation market.

     Yataiti was organized in August 2001. Yataiti's shareholders are Thurston Shipping Inc. (2.5% interest) and UABL International (97.5% interest). Yataiti provides shipping agency services to the river transportation business of the Company, and its affiliated and subsidiary entities, which enables certain cost reductions in the Company's business.

     ACBL del Paraguay was organized in November 2001. Its shareholders are Thurston Shipping Inc. (2.5% interest) and UABL International (97.5% interest). ACBL del Paraguay acquired a towboat (the Epiritu Paraguay) and barges (AF
37 - AF 60) from Transamerica Leasing Inc. in November 2001, which are now operated in the Company's river transportation business.

                                  UABL LIMITED

     Since early December 2001, Argentine authorities implemented a number of monetary and exchange control measures that mainly included restrictions on the free disposition of funds deposited with banks and the practical impossibility of making transfers abroad, with the exception of transfers related to foreign trade. Later, the Federal Government declared the official default on foreign debt payments and, on January 6, 2002, the Argentine Congress approved Law No. 25,561 on Public Emergency and Exchange System Reform that introduced important changes to the economic model implemented until that date and that amended the Convertibility Law (the currency board that pegged the Argentine peso at parity with the US dollar) approved in March 1991.

     As of the date of issuance of these financial statements the exchange rate ranged from 2.30 to 2.40 pesos to 1 US dollar (selling rate).

     Since early December 2001, Argentine authorities implemented a number of monetary and exchange control measures that mainly included restrictions on the free disposition of funds deposited with banks and the practical impossibility of making transfers abroad, with the exception of transfers related to foreign trade. Later, the Federal Government declared the official default on foreign debt payments and, on January 6, 2002, the Argentine Congress approved Law No. 25,561 on Public Emergency and Exchange System Reform that introduced important changes to the economic model implemented until that date and that amended the Convertibility Law (the currency board that pegged the Argentine peso at parity with the US dollar) approved in March 1991.

     As of the date of issuance of these financial statements the exchange rate ranged from 2.30 to 2.40 pesos to 1 US dollar (selling rate).

2.  SIGNIFICANT ACCOUNTING POLICIES

  A) BASIS OF PRESENTATION

     The financial statements have been prepared in accordance with generally accepted accounting principles as applied in the United States ("US GAAP")

     The consolidated financial statements of the Company for the year ended December 31, 2001 and for the period of October 24 (Inception date) to December 31, 2000, have been based upon the financial statements of UABL and its subsidiaries, UABL SA, UP River and Lonehort for the above mentioned periods.

     Certain reclassifications have been made to December 31, 2000 amounts to conform with December 31, 2001 presentation.

  B) PRINCIPLES OF CONSOLIDATION AND COMBINATION

     All significant intercompany balances and transactions have been eliminated in consolidation. The balance sheet balances and significant income (loss) originating in transactions among UABL SA, Lonehort SA and UP River and its subsidiaries have been eliminated.

  c) FOREIGN CURRENCY TRANSLATION

     The Company uses the U.S. dollar as its functional currency.

     Transactions involving other currencies during the years were converted into U.S. dollars using the exchange rates in effect at transaction date. At the balance sheets date, assets and liabilities denominated in other currencies were translated using year-end exchange rates. For the balance sheets of UABL SA and Sernova SA as of December 31, 2001, assets and liabilities denominated in Argentine pesos were translated using the exchange rate in effect as of January 11, 2002, date the foreign currency market re-opened . Gains or losses resulting from foreign currency measurements were recognized in the income statement for each years.

                                  UABL LIMITED

  d) INVESTMENTS

     As of December 31, 2000, this account includes deposit accounts plus the interest accrued up to such date.

  e) ACCOUNTS RECEIVABLE, NET

     Receivables are recorded and carried at face value less allowances for uncollectible accounts estimated by the Company, in order to write them down to estimated realizable values.

     The amounts of each item, were as follows:

                                                              2001    2000
                                                              -----   -----
Accounts receivable.........................................  4,003   4,558
Allowance for uncollectible accounts........................   (312)   (355)
                                                              -----   -----
Accounts receivable, net....................................  3,691   4,203
                                                              =====   =====

  f) OTHER RECEIVABLE

     This account mainly includes claim insurance, tax credits for VAT and income tax retention as of December 31, 2001 and tax credit for VAT and income tax retention as of December 31, 2000.

  g) INVENTORIES

     This account includes fuel, lubricants and spare parts, which were accounted for under the lower of cost or market. The amounts of each item, were as follows:

                                                              2001    2000
                                                              -----   -----
Spare parts (at stores).....................................    995   1,033
Fuel and lubricants.........................................    470     528
                                                              -----   -----
          Total.............................................  1,465   1,561
                                                              =====   =====

  h) PREPAID EXPENSES

     This account includes prepaid insurance and charter expenses and prepayments to vendors.

  i) PROPERTY AND EQUIPMENT

     Property and equipment, which is principally comprised of river barges, tugboats and river equipment is stated at acquisition cost. This cost comprises the purchase price and all directly attributable cost to put the asset into working condition. Maintenance and repair costs are expensed as incurred.

     The river barges and tugboats are considered to have useful lives of 35 years from built date. The depreciable amount is calculated net from the scrap value of the barge convoy and is recorded by the straight-line method over the estimated useful lives of the related assets. The scrap value is estimated at the 5% of the acquisition cost of the barges.

  j) INVESTMENT IN AFFILIATES

     This account includes the Company's participation of 50% on Obras Terminales y Servicios S.A. ("OTS"), and 50% on Puertos del Sur S.A., through UABL Paraguay as of December 31, 2001 and the Company's participation on Obras Terminales y Servicios S.A. ("OTS"), through UABL Paraguay as of December 31, 2000.

     These investments are accounted for by the equity method.

                                  UABL LIMITED

  k) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     This account mainly includes debts to agents and suppliers and director's fees.

  l) OTHER PAYABLES

     This account includes mainly payroll, social security liabilities, tax debts and provisions.

  m) NATURE OF OPERATIONS AND REVENUE RECOGNITION

     Revenues are recognized daily as earned under both freight and time charters over the lives of the respective agreements.

     Under the charter agreements entered into by the parties, both UP and ACBLH lease certain vessels which were not contributed to the Company through the Consolidation Agreement, which are operated together with the rest of the UABL Limited fleet.

  n) USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual income (loss) could differ from those estimates.

  O) COMPREHENSIVE INCOME:

     According to SFAS No. 130, the Company is required to separately disclose the changes in the stockholders' equity, other than net income (loss) and transactions with stockholders, defined as other comprehensive income. The Company has no items of other comprehensive income to report. The comprehensive income item only includes the net income (loss) for the years.

  P) FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The fair value of the Company's financial instruments, which include cash, and financial payables, approximates carrying value.

  Q) CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents include highly liquid, temporary cash investments with original maturities of three months or less when purchased.

3.  PROPERTY AND EQUIPMENT

     The capitalized cost of all vessels and other fixed assets and the related accumulated depreciation as of December 31, 2001 and 2000 is as follows:

                                                             2001                                2000
                                  ----------------------------------------------------------   --------
                                                          ORIGINAL   ACCUMULATED    NET BOOK   NET BOOK
                                       SUBSIDIARY          VALUE     DEPRECIATION    VALUE      VALUE
                                  ---------------------   --------   ------------   --------   --------
ACBLH Barges....................  UABL International        5,767          567        5,200      5,638
Rodeo 1 to 4 barges.............  UABL International          531          131          400        485
Matador LXIII to CVI barges.....  UABL International        9,287          904        8,383      9,066
Matador CVII to CXXVII barges...  UABL International        7,343          455        6,888      7,095
Barges RA 01 to 05 and
  equipment.....................  Sernova SA                1,171          128        1,043      1,133
Saturno Tug-Boat................  UABL Paraguay               468           21          447        341

                                  UABL LIMITED

                                                             2001                                2000
                                  ----------------------------------------------------------   --------
                                                          ORIGINAL   ACCUMULATED    NET BOOK   NET BOOK
                                       SUBSIDIARY          VALUE     DEPRECIATION    VALUE      VALUE
                                  ---------------------   --------   ------------   --------   --------
UT 3001/4 Ponton barges.........  UABL Paraguay               321           69          252        295
NP 1501/1512 and SPN 003-004....  UABL Paraguay             1,434          360        1,074      1,300
Vehicles........................  UABL SA                      82           45           37         58
Boats...........................  UABL SA                   1,613          312        1,301      1,331
Barges..........................  UABL SA                  40,177        6,537       33,640     34,663
Tugboat Espiritu Paraguayo......  ACBL del Paraguay         3,104           15        3,089         --
Barges AF 37 to 60..............  ACBL del Paraguay         8,016           39        7,977         --
Barges CMI 21/27................  UABL Paraguay             2,100            5        2,095         --
Barges River 824-834............  Riverpar                  1,498           21        1,477         --
Land, facilities and
  machinery.....................  UABL SA, Yataiti,         3,317          789        2,528      2,335
                                  UABL Paraguay and
                                  Sernova UABL SA, UABL
Office..........................  Paraguay and Yataiti        963          699          264        308
Work in progress (mainly Alianza
  G-2)..........................  Sernova and UABL LTD      1,788           --        1,788         --
                                                           ------       ------       ------     ------
Total 2001......................                           88,980       11,097       77,883
                                                           ======       ======       ======
Total 2000......................                           72,145        8,097                  64,048
                                                           ======       ======                  ======

4.  COMMON STOCK

     As discussed in note 1, effective December 31, 2001 and 2000, the Company has an authorized capital of $10 comprising 10,000 common shares with a par value of $1 each.

5.  COMMITMENTS AND CONTINGENCIES

  A) CONSOLIDATION AGREEMENT

     According to the provisions of the Consolidation Agreement the Company shall not be obligated or become liable for any obligation or liability, known or unknown, fixed, contingent or otherwise of UP, UP River or the Subsidiaries of UP and ACBLH, UABL SA, or arising prior to October 24, 2000 in connection with any vessel, or any vessel chartered to UABL Limited, in connection with or arising out of or resulting from events occurring prior to that date, without limitation, any liability arising in connection with any environmental liabilities, legal violations, litigation, employee claims, loan agreements or other indebtedness, any tax, or any other liabilities, obligations, or exception to any representation or warranty. UABL Limited shall not assume, and UP and ACBLH shall severally indemnify UABL Limited against such liabilities.

     In addition, pursuant to the Consolidation Agreement, all claims, severance benefits, costs, and other expenses, social security taxes, charges and contributions and other costs incurred by UABL SA or UP River, or subsidiary of UP River, in connection with an employee employed by the Company and subsequently terminated by the Company shall be paid by the Company to, or on behalf of ACBLH or UP, as the case may be; provided, that the maximum amount that the Company shall be required to pay to or on behalf of the parent companies in respect of any of the mentioned costs in the aggregate, shall be $1,800. ACBLH and UP agreed to fully indemnify the Company against such liabilities over the mentioned amount.

     During 2000 the Argentine tax authority served a notice to UABL SA with the purpose of verifying the latter's compliance with the transfer pricing regulations for transactions with related companies for the period prior to the formation of UABL Limited, i.e. during 1996, 1997, 1998 and 1999, among other things.

                                  UABL LIMITED

     In light of the above, the Company amended its income tax returns for the above-mentioned years charging a loss of 3,292 to UABL SA income statement (consisting of a tax loss of 2,270, interest expense for 1,487 and a gain on the sale of government bounds of 465). In compliance with the contract provision described above, ACBLH compensated UABL Limited in the amount of 3,119 causing a net decrease of 173, in the shareholders net worth.

     According to US GAAP, this compensation had to be considered as paid-in capital and thus could not be netted out with the loss generated by the tax liability.

  B) TEMPORARY IMPORT OF GOODS

     As of December 31, 2001, the Company had assets imported temporarily into Argentina for $29.294.

     In accordance with the prevailing tax legislation in Argentina, the deadline and time limit for paying the applicable import duties definitively expires three years after goods, including marine equipment, brought into the country. The Company obtained an extension from the Argentinian tax authority for the assets imported in 1996, 1997 and 1998, which will expire during the year 2002. The Company's intention is to extend the life of these contracts provided that when the extension is to be formalized, the temporary importation system remains in effect. Otherwise, these assets will be reexported.

6.  INCOME TAXES

     As the earnings from shipping operations of UABL International and Thurston are derived from sources outside of Panama, such earnings are not subject to Panamanian taxes.

     UABL Paraguay, ACBL del Paraguay, Yataiti and Riverpar are subject to Paraguayan corporate income taxes, UABL SA and Sernova to Argentine corporate income taxes.

     In Argentina the tax on minimum presumed income supplements income tax since it applies a minimum levy on the potential income from certain income generating assets at 1% tax rate. The Company's tax obligation in any given year will be the higher of these two tax amounts. However, if, in any given tax year, tax on minimum presumed income exceeds income tax, such excess may be computed as payment on account of any excess of income tax over tax on minimum presumed income that may arise in any of the ten following years.

     The Company accounts for income taxes under the liability method in accordance with SFAS N(LOGO) 109 "Accounting for income taxes".

     Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at each year -- end. Deferred tax assets are recognized for all temporary items and an offsetting valuation reserve is only recorded if it is determined to be probable that the asset will not be realized.

     As of December 31, 2001, the Company recognized a deferred tax asset of 4,061 and an offsetting valuation reserve of the same amount.

     The provision (benefit) for income taxes is comprised of:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Currently payable...........................................       --         --
Deferred....................................................       --         --
                                                               ------     ------
                                                                   --         --
                                                               ======     ======

                                  UABL LIMITED

     Reconciliation of tax provision to statutory rate and the structure of deferred assets (liabilities) is a follows:

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Pre-tax (loss) income.......................................   (5,131)    (3,599)
Sources not subject to income tax...........................    3,598     (5,303)
Income derived from permanent differences...................     (110)       102
                                                               ------     ------
Statutory tax rate (average)................................   (1,643)    (8,800)
                                                                   35%        35%
                                                               ------     ------
Tax benefit.................................................     (575)    (3,080)
Increase (decrease) in valuation allowances.................      575     (3,080)
                                                               ------     ------
                                                                   --         --
                                                               ======     ======

     As of December 31, 2001 and 2000 the net deferred tax assets (liability) is a follows:

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Deferred tax assets.........................................    5,165     11,088
Deferred tax liabilities....................................   (1,104)      (284)
                                                              -------    -------
          Net deferred tax assets...........................    4,061     10,804
Offsetting valuation reserve arising from prior year tax
  credits...................................................  (10,804)   (11,372)
Offsetting valuation reserve current year...................    6,743        568
                                                              -------    -------
          Net recognized deferred...........................       --         --
                                                              =======    =======

     Deferred tax assets as of December 31, 2001 is mainly comprised of the loss carry forwards which may be offset against income thought 2005. Deferred tax liabilities are primarily attributable to accelerate depreciation for tax purpose.

7.  RELATED PARTY TRANSACTIONS

     As of December 31, 2001 and 2000 the balances from related parties were as follows:

                                                               2001    2000
                                                              ------   -----
ACCOUNTS RECEIVABLE FROM RELATED PARTIES
  Ultrapetrol S.A. .........................................     134     214
  Ultrapetrol (Bahamas) Ltd. ...............................   1,087     174
  Parfina S.A. .............................................      14      99
  Oceanmarine...............................................     331      --
  ACBLH.....................................................   9,207   1,498
  Oceanpar..................................................       2      --
  Princely International Finance Corp. and its wholly owned
     subsidiaries...........................................   6,449      16
                                                              ------   -----
                                                              17,224   2,001
                                                              ======   =====

                                  UABL LIMITED

                                                               2001    2000
                                                              ------   -----
LOANS GRANTED TO RELATED PARTIES
  OTS S.A. .................................................      71      --
                                                              ------   -----
                                                                  71      --
                                                              ------   -----
Total Due from affiliates...................................  17,295   2,001
                                                              ======   =====

ACCOUNTS PAYABLE TO RELATED PARTIES
  Mansan S.A. ..............................................   1,518     224
  Ultrapetrol S.A. .........................................      57     149
  Princely International Finance Corp. and its wholly owned
     subsidiaries...........................................   9,729      --
  ACBL H. ..................................................  13,150   2,089
  Oceanpar S.A. ............................................      --      57
  Parfina...................................................     569     218
  Louisiana Dock Company LLC................................     355      --
                                                              ------   -----
                                                              25,378   2,737
                                                              ======   =====
LOANS RECEIVED FROM RELATED PARTIES
  ACBLH.....................................................   1,350      --
  Ultrapetrol (Bahamas) Ltd. ...............................   1,721      --
                                                              ------   -----
                                                               3,071      --
                                                              ------   -----
TOTAL DUE TO AFFILIATES.....................................  28,446   2,737
                                                              ======   =====

     For the year ended December 31, 2001 and for the period of October, 24 (Inception date) to December 31, 2000, the transactions with related parties were as follows:

                                                                 2001        2000
                                                              (365 DAYS)   (69 DAYS)
                                                              ----------   ---------
FREIGHT REVENUES
  Parfina SA................................................     1,777         266
  Oceanpar SA...............................................     1,470         199
  Ultrapetrol SA............................................       449          30
  ACBLH.....................................................        --         145
  Oceanmarine...............................................       331          --
                                                                ------       -----
          Total.............................................     4,027         640
                                                                ------       -----

MANAGEMENT FEE REVENUES
  ACBLH.....................................................     7,709       1,457
  UP Shipping (Bahamas) and its wholly owned subsidiaries...       913         173
  Princely International Finance Corp. and its wholly owned
     subsidiaries...........................................     6,433          --
  Ultrapetrol S.A. .........................................        --         317
                                                                ------       -----
          Total.............................................    15,055(1)    1,947
                                                                ------       -----
          Total revenues from related parties...............    19,082       2,587
                                                                ======       =====

                                  UABL LIMITED

                                                                 2001        2000
                                                              (365 DAYS)   (69 DAYS)
                                                              ----------   ---------
VOYAGES EXPENSES FROM RELATED PARTIES
  ACBLH.....................................................    11,539       2,089
  Oceanpar S.A. ............................................       107         329
  UP Shipping (Bahamas) and its wholly owned subsidiaries...     1,432         224
  Ultrapetrol S.A. .........................................       154         134
  Parfina S.A. .............................................       800         168
  Lousiana Dock.............................................       355          --
  Oceanmarine S.A. .........................................       318          --
  Princely International France Corp. and its wholly owned
     subsidiaries...........................................    10,920          --
                                                                ------       -----
          Total.............................................    25,625(2)    2,944
                                                                ======       =====

LOANS RECEIVED FROM RELATED PARTIES
  Ultrapetrol (Bahamas) Ltd.................................     1,721          --
  ACBLH.....................................................     1,950          --
                                                                ------       -----
          Total.............................................     3,671          --
                                                                ======       =====

LOANS GRANTED TO RELATED PARTIES
  OTS.......................................................        71          --
                                                                ------       -----
          Total.............................................        71          --
                                                                ======       =====

PROPERTY AND EQUIPMENT ACQUISITIONS FROM RELATED PARTIES
  ACBL Hidrovias Ltd. ......................................       790          --
                                                                ------       -----
          Total.............................................       790          --
                                                                ======       =====

---------------

(1) Corresponds to the management compensation for crew, maintenance and operation of certain vessels according to the terms of the Ship Management Agreements dated as of October 24, 2000, between Lonehort S.A., ACBLH and Ultrapetrol Bahamas Ltd.

(2) Includes 22,492 corresponding to the hire of certain vessels according to the Charter Party Agreement dated as of October 24, 2000.

8.  BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

     The Company's operations are comprise solely of river transportation services in South America. For such reason, as of December 31, 2001 and 2000, no business or geographic segment information is disclosed.

9.  PURCHASE OF BARGES AND RESTRICTED ASSETS

     In November 2001, the Company acquired, through its Paraguayan subsidiary named ACBL del Paraguay from Transamerica Ltd. twenty-four dry-cargo barges with Paraguayan flag registered under the names AF 37 through AF 60 with a gross tonnage of 1,500 tons each. The barges were built in 1998 and 1999. Together with the barges the Company also acquired a tugboat called Espiritu Paraguayo. The tugboat has Paraguayan flag, 5400 HP and was built in 1999.

     The transaction was closed in the total amount of $11,100 payable as follows: a down payment of $3,100 and $8,000 with a Transamerica Ltd. loan repayable in 60 monthly installments of $161, which include interest at a 7.94% annual rate.

                                  UABL LIMITED

     The transaction was secured with a mortgage for the benefit of Transamerica Ltd. covering the full value of the assets acquired.

     ACBL del Paraguay and UABL Limited committed, among other things, to preserve its corporate existence, to respect all the laws and applicable regulations, to maintain and preserve all its properties, not to enter into any transaction of merger, consolidation or liquidation, not to change the terms and conditions of the vessels' management, not to dispose of a significant part of it assets or business, not to assume any debt, excluding those related with the ordinary course of business, to be responsible for the management and operation of the vessels and to limit the distribution of dividends in the event of default.

     In December 2001, the Company acquired, through its Paraguayan subsidiary named UABL Paraguay, from Citibank N.A. Paraguay seven dry-cargo barges with Paraguayan flag registered under the name CMI 21/CMI27 with a gross tonnage of 1,500 tons each. The barges were built in 1997 and 1998.

     The transaction was closed in the total amount of $2,100, payable in 17 semiannual installments. The first installment is payable in December 2002. Interest accrues at LIBOR (London Interbank Offered Rate) plus 2.75 bp.

     This transaction was secured with a mortgage for the benefit of Citibank N.A. Paraguay on the assets acquired and on barges NP 1501 through 1507 owned by UABL Paraguay S.A. as a credit enhancement.

10.  MAJOR CUSTOMERS

     Revenues from three customers of the Company represented approximately $6,433, $7,709 and $10,304, respectively, of UABL's consolidated revenues for the year ended December 31, 2001.